Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

PGIM SENIOR LOAN OPPORTUNITIES FUND

This Certificate of Trust of PGIM Senior Loan Opportunities Fund (the “Trust”), dated as of March 21, 2022, is being duly executed and filed by the undersigned, being all of the trustees of the Trust, to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”).

1.            Name. The name of the statutory trust is PGIM Senior Loan Opportunities Fund.

2.            Delaware Trustee. The name and business address of the Delaware trustee of the Trust having its principal place of business in the State of Delaware is:

SMC 3807 Services, LLC

c/o Stewart Management Company

Farmers Bank Building, Suite 1410

301 North Market Street

Wilmington, Delaware 19801

3.            Effective Date. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have duly executed this Certificate of Trust in accordance with the Act.

TRUSTEE:

/s/ Chuck Bewalder
Name:	Chuck Bewalder
as Trustee and not individually

DELAWARE TRUSTEE:
SMC 3807 Services, LLC

/s/ C. Anthony Shippam
Name: C. Anthony Shippam
Title: President